Exhibit (d)(4)

June 3, 2016

STRICTLY CONFIDENTIAL

LDR Holding Corporation

13785 Research Boulevard

Suite 200

Austin, TX 78750

Subject: Extension of Exclusivity Period

Ladies and Gentlemen:

Reference is made to that certain letter agreement (the “Agreement”), dated as of May 4, 2016, by and between LDR Holding Corporation (“LDR”) and Zimmer Biomet Holdings, Inc. (“Zimmer Biomet”).

Subsection (F) of paragraph 3 of the Agreement is hereby amended by deleting “11:59 p.m., Eastern time, on the date that is thirty (30) days after the date hereof” and inserting instead “11:59 p.m., Eastern time, on June 6, 2016.”

Except as expressly provided herein, the remaining provisions of the Agreement shall remain in full force and effect, unchanged by this letter agreement. The interpretation and construction of this letter agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of laws. This letter agreement may be executed in counterparts, each of which will be deemed an original, and all of which will constitute the same agreement. Delivery of an executed counterpart of this letter agreement by facsimile or electronic transmission shall be effective to the fullest extent permitted by applicable law.

[signature page follows]

June 3, 2016

If you are in agreement with the terms of this letter agreement and desire to proceed on that basis, please sign this letter agreement in the space provided below and return an executed copy to Zimmer Biomet.

Sincerely,

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name: Chad F. Phipps
Title: SVP, General Counsel & Secretary

Accepted and agreed to as of
June 3, 2016:

LDR HOLDING CORPORATION

By:	/s/ Scott Way
Name: Scott Way
Title: EVP, General Counsel